Exhibit 99.1

Mobile Infrastructure Reports Third Quarter 2025 Financial Results

—Contract Volumes Continued to Increase, Up 8.0% Year-to-Date—

—Asset Rotation Strategy On Track; Expect To Have Approximately $30 Million of Non-Core Assets Under Contract Or Sold By The End of 2025—

—Recently Completed $100 Million Asset-Backed Securitization Increases Capital Flexibility and Facilitates Portfolio Optimization—

—Conference Call Will be Held November 10th at 4:30 PM ET—

CINCINNATI—(BUSINESSWIRE)— Mobile Infrastructure Corporation (NASDAQ: BEEP) (“Mobile”, “Mobile Infrastructure” or the “Company”), the nation’s only publicly traded owner of parking infrastructure, today reported results for the third quarter ended September 30, 2025.

Commenting on the results, Stephanie Hogue, Chief Executive Officer, said, “Our third quarter performance was stable on a sequential basis, and contract parking volumes continued to trend higher, increasing 1.4% sequentially in the third quarter and growing 8.0% year-to-date. Portfolio-level utilization was comparable to prior-year and second-quarter 2025 levels. While pricing remained competitive, higher utilization typically leads to long-term pricing power, and we expect to see the benefits of these volume gains as business conditions strengthen.

“In today’s fluid work environment, we are very pleased with Mobile’s proven ability to diversify into residential contracts as many of our garages historically have been reliant on the traditional monthly employee parker. Our residential monthly contracts have increased approximately 75% year-over-year and are up nearly 60% since year-end. Residential and commercial monthly parking now represent approximately 35% of management agreement revenue, providing a more stable base of recurring income.

“Additionally, we are encouraged by the improved performance of several of our assets, which demonstrates that we have a winning formula to attract and retain parkers at our downtown locations. Actions are underway to improve retention and utilization at other assets, which we expect will begin driving improved performance in 2026.

“Transient volumes, while up sequentially, continued to trend down on a year-on-year basis, reflecting construction-related impacts near several of our locations as well as a reduced number of special events, lower attendance at those events, and lower hotel occupancy in some of our markets. Transient rates, however, increased both year-on-year and sequentially, an indication of the premium value of our well-located assets.

“In the third quarter, we continued to strengthen the Company’s financial position. Our operating and administrative expenses remained mostly stable on both a year-over-year and sequential basis and, at these current expense levels, we will be able to drive substantial operating leverage as revenues increase. Additionally, our recently completed $100 million asset-backed securitization (“ABS”) has significantly increased our financial flexibility, and we advanced on our plan to divest non-core assets. These actions position Mobile Infrastructure for further progress in 2026.”

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

Third Quarter 2025 Highlights

●	Total revenue was $9.1 million as compared to $9.8 million in the prior-year period and $9.0 million in Q2.
●	Net loss was $6.4 million as compared to $1.9 million loss in the prior-year period and $4.7 million in Q2.
●	NOI* was $5.5 million as compared to $6.1 million in the prior-year period and $5.4 million in Q2.
●	Adjusted EBITDA* was $3.9 million as compared to $4.4 million in the prior-year period and $3.8 million in Q2.

*An explanation of these items and reconciliation of non-GAAP financial measures are presented later in this press release.

Financial Results

Total revenue of $9.1 million during the third quarter of 2025 decreased by 6.9% from $9.8 million in the prior-year quarter. Total property taxes and operating expenses for the third quarter of 2025 were $3.6 million, as compared to $3.7 million during the same period in 2024 and $3.6 million in Q2.

General and administrative expenses for the third quarter of 2025 of $2.1 million reflected $0.8 million of non-cash compensation, compared to general and administrative expenses for the third quarter of 2024 of $2.7 million, which reflected $1.3 million of non-cash compensation, and $2.1 million with $0.8 million of non-cash comp in Q2.

Interest expense for the third quarter of 2025 was $4.6 million, as compared to $3.3 million during the third quarter of 2024 and $4.7 million in Q2. The increase was primarily due to the line of credit obtained in September 2024, with an outstanding balance of $29.9 million as of September 30, 2025. We have used the line of credit to satisfy redemption payments on the Series A Preferred Stock and Series 1 Preferred Stock (collectively, the “Preferred Stock”) in order to avoid the dilution that would have occurred had the Preferred Stock converted into common stock, and to fund our share repurchase program.

Net loss was $6.4 million, compared with $1.9 million in the comparable prior-year period and $4.7 million in Q2. Net loss was impacted, in part, by a non-cash impairment charge of $2.5 million during the third quarter of 2025.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $5.5 million for the third quarter of 2025, a decrease from $6.1 million in the third quarter of 2024 and an increase from $5.4 million in Q2.

Adjusted EBITDA was $3.9 million for the third quarter of 2025, a decrease from $4.4 million in the same year-ago period and an increase from $3.8 million in Q2.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

Same location Revenue Per Available Stall (“RevPAS”), which calculates Parking Revenue per stall for the comparable portfolio of assets under management agreements year-over-year, was $212 for the third quarter of 2025, a decrease from $228 in the same year-ago period but flat compared to $212 in Q2.

As of September 30, 2025, the Company had $12.1 million in cash, cash equivalents, and restricted cash. As of September 30, 2025, total debt outstanding, including outstanding borrowings on the line of credit and notes payable, was $211.3 million.

Summary and Outlook**

“Our year-to-date results reflect resilient performance within a difficult business environment, and we are pleased with the growth in our contract parking volumes and transient parking rates, and the progress we have made in our asset rotation strategy and in strengthening our balance sheet.

“We have revised our full year 2025 guidance to reflect the company’s performance in the first nine months of this year. We now expect 2025 revenues of $34.5 million to $35.5 million, NOI of $20 million to $21 million and Adjusted EBITDA of $13.5 million to $14.5 million.

“Importantly, we are looking ahead to 2026, when we expect that several of the headwinds we have faced will reverse course and provide opportunity for us to build upon the progress we made this year.

“By the end of 2025, we expect to have approximately $30 million of non-core assets sold or under contract. This will meet our initial target of selling approximately one-third of our $100 million non-core asset portfolio in the first year of executing this strategy. With a robust acquisition pipeline, we will strategically balance acquiring new larger assets that have greater NOI potential with optimizing the balance sheet through debt repayments.

“The $100 million ABS that we recently closed is more than a typical refinancing. It includes three new, large institutional investors who have a long-term perspective and recognize that our company is backed by high-quality assets and is executing on a well-developed business model. Additionally, this transaction has unlocked flexibility that enables us to advance our divestiture and re-investment strategy, extended our debt maturities, and supports our strategic growth.

“Our year-to-date operating progress and the financial transactions we have completed in the last twelve months have built the foundation for the next chapter in Mobile Infrastructure’s growth. As we move into 2026, we are committed to replicating the strong performance of our top-performing assets across a greater portion of our portfolio, moving ahead with our asset rotation strategy, and continuing to take actions to build shareholder value,” Ms. Hogue concluded.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

Third Quarter 2025 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its third quarter 2025 results on Monday, November 10, 2025, at 4:30 p.m. ET.

Participants who wish to access the live conference call may do so by registering here. Upon registration, a dial-in and unique PIN will be provided to join the call.

A live, listen-only webcast of the conference call may be accessed from the Investor Relations section of the Company’s website, or by registering here.

For those who are unable to listen to the live broadcast, a replay of the webcast will be available in the “News & Events” section of the Investor Relations website under “IR Calendar” for one year.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our non-core asset divestiture strategy or increase the value of our portfolio, we may not be able to achieve our revenue, NOI or Adjusted EBITDA projections, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Committee from time to time.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of September 30, 2025, the Company owned 40 parking facilities in 20 separate markets throughout the United States, with a total of 15,100 parking spaces and approximately 5.2 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen

beepir@advisiry.com

(212) 750-5800

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of September 30, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$156,861	$157,922
Buildings and improvements	255,891	259,750
Construction in progress	260	13
Intangible assets	10,063	10,063
	423,075	427,748
Accumulated depreciation and amortization	(42,803)	(38,018)
Total investments in real estate, net	380,272	389,730

Cash and cash equivalents	6,136	10,655
Cash – restricted	5,920	5,164
Accounts receivable, net	3,745	3,516
Note receivable	—	3,120
Other assets	1,766	2,877
Total assets	$397,839	$415,062
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$181,444	$185,921
Line of credit	29,898	27,238
Accounts payable and accrued expenses	13,643	10,634
Accrued preferred distributions and redemptions	2,383	596
Earn-Out liability	242	935
Due to related parties	490	467
Total liabilities	228,100	225,791

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 1,874 and 1,949 shares issued and outstanding, with a stated liquidation value of $1,874,000 and $1,949,000 as of September 30, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 15,072 and 18,165 shares issued and outstanding, with a stated liquidation value of $15,072,000 and $18,165,000 as of September 30, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of September 30, 2025 and December 31, 2024)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 40,584,766 and 40,376,974 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of September 30, 2025 and December 31, 2024	3,319	3,319
Additional paid-in capital	302,329	306,718
Accumulated deficit	(153,999)	(140,056)
Total Mobile Infrastructure Corporation Stockholders’ Equity	151,651	169,983
Non-controlling interest	18,088	19,288
Total equity	169,739	189,271
Total liabilities and equity	$397,839	$415,062

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Managed property revenue	$7,673	$7,981	$21,659	$20,708
Base rental income	1,279	1,538	4,185	4,704
Percentage rental income	134	239	469	2,439
Total revenues	9,086	9,758	26,313	27,851

Operating expenses
Property taxes	1,761	1,829	5,412	5,542
Property operating expense	1,820	1,835	5,497	5,180
Depreciation and amortization	2,874	2,104	7,822	6,293
General and administrative	2,050	2,684	6,029	8,610
Professional fees	388	396	1,201	1,345
Impairment	2,545	—	2,545	157
Total expenses	11,438	8,848	28,506	27,127

Other
Interest expense, net	(4,568)	(3,348)	(13,908)	(9,414)
Loss on sale of real estate	—	(13)	—	(55)
Other income (expense), net	34	382	(15)	254
Change in fair value of Earn-Out liability	458	179	693	1,143
Total other expense	(4,076)	(2,800)	(13,230)	(8,072)

Net loss	(6,428)	(1,890)	(15,423)	(7,348)
Net loss attributable to non-controlling interest	(625)	(579)	(1,480)	(2,582)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(5,803)	$(1,311)	$(13,943)	$(4,766)

Preferred stock distributions declared - Series A	(26)	(33)	(81)	(104)
Preferred stock distributions declared - Series 1	(209)	(407)	(671)	(1,350)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(6,038)	$(1,751)	$(14,695)	$(6,220)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.15)	$(0.06)	$(0.36)	$(0.21)
Weighted average common shares outstanding, basic and diluted	40,737,762	30,615,113	40,641,426	29,309,119

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

Adjusted EBITDA

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. Adjusted EBITDA also excludes certain recurring and non-recurring items including, but not limited to stock based compensation expense, non-cash changes in fair value of the Earn-Out Liability, gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, and Other Income, Net.

The use of Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA also excludes depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses Adjusted EBITDA as a measure of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. Adjusted EBITDA should be considered along with, but not as an alternative to, net income (loss), cash flow from operations or any other operating GAAP measure.

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2025	2024	%	2025	2024	%
Revenues
Managed property revenue	$7,673	$7,981		$21,659	$20,708
Base rental income	1,279	1,538		4,185	4,704
Percentage rental income	134	239		469	2,439
Total revenues	9,086	9,758	(6.9)%	26,313	27,851	(5.5)%
Operating expenses
Property taxes	1,761	1,829		5,412	5,542
Property operating expense	1,820	1,835		5,497	5,180
Net Operating Income	5,505	6,094	(9.7)%	15,404	17,129	(10.1)%

Reconciliation
Net Loss	(6,428)	(1,890)		(15,423)	(7,348)
Loss on sale of real estate	-	13		-	55
Other (income) expense, net	(34)	(382)		15	(254)
Change in fair value of Earn-Out liability	(458)	(179)		(693)	(1,143)
Interest expense, net	4,568	3,348		13,908	9,414
Depreciation and amortization	2,874	2,104		7,822	6,293
General and administrative	2,050	2,684		6,029	8,610
Professional fees	388	396		1,201	1,345
Impairment	2,545	—		2,545	157
Net Operating Income	$5,505	$6,094		$15,404	$17,129

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2025 Financial Results

The following table presents the calculation of EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	For the Three Month Ended September 30,		For the Nine Month Ended September 30,
	2025	2024	2025	2024

Reconciliation of Net Loss to Adjusted EBITDA Attributable to the Company
Net Loss	$(6,428)	$(1,890)	$(15,423)	$(7,348)
Interest expense, net	4,568	3,348	13,908	9,414
Depreciation and amortization	2,874	2,104	7,822	6,293
Impairment	2,545	—	2,545	157
Change in fair value of Earn-Out liability	(458)	(179)	(693)	(1,143)
Other (income) expense, net	(34)	(382)	15	(254)
Loss on sale of real estate	—	13	—	55
Equity-based compensation	801	1,343	2,289	4,751
Adjusted EBITDA Attributable to the Company	$3,868	$4,357	$10,463	$11,925

Net Asset Value

The Company expects to update NAV as of December 31, 2025 and on each anniversary thereof. The following table provides a breakdown of the major components of our total Net Asset Value attributable to the Company’s common stock as of June 30, 2024:

As of June 30, 2024
Estimated Value
Investments in real estate(a,b)	$546,130
Cash and restricted cash	13,314
Other assets	7,647
Total Assets	567,091
Notes payable and revolving credit facility, net (at fair value)(b)	179,601
Accrued preferred distributions	9,864
Other liabilities(c)	11,758
Total liabilities	201,223
Preferred stock	33,782
Total estimated net asset value	$332,086
Fully diluted shares outstanding(d)	45,820,367
Net asset value per fully diluted share	$7.25

a)	Estimated value was based on implied cap rate of 4.0% applied to TTM NOI for properties owned as of June 30, 2024.
b)	Adjusted for noncontrolling interest related to certain properties.
c)	Excludes certain liability classified equity instruments not expected to be settled in cash.
d)	Includes all outstanding operating partnership units and excludes out-of-the-money equity instruments.

As with any valuation method, the methods used to determine our internally-prepared NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. There are no rules or regulations that require us to calculate NAV in a certain manner. As a result, other public companies may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including, but not limited to, changes to commercial real estate values, changes in market interest rates for real estate debt, changes in capitalization rates, changes in laws or regulations, demographic changes, returns on competing investments, local and national economic factors, among other factors. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of the Company’s common stock. Our NAV is not a representation, warranty or guarantee that we would fully realize our NAV upon a sale of our assets or with respect to the trading price of our shares of common stock. Investors are advised to carefully review the Company’s disclosures filed with the SEC in evaluating the Company or making any investment decision related thereto.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000